Park Avenue Securities LLC

Code of Ethics

I.	Introduction

This Code of Ethics is divided into three parts. The first part contains the Statement of General Principles and Legal Requirements for Park Avenue Securities LLC (“PAS”) and definitions not otherwise set forth herein. The second part of this Code of Ethics contains provisions applicable to all access persons of PAS, as well as to access persons of Guardian Variable Products Trust and Park Avenue Institutional Advisers LLC (“PAIA”) who are also access persons of PAS. The third part contains record keeping and other miscellaneous provisions.

A.	Statement of General Principles

It is the policy of PAS that no access person shall engage in any act, practice or course of conduct that would violate the provisions of Section 17(j) of the Investment Company Act of 1940, as amended ( the “1940 Act”), and Rule 17j-1 thereunder. Accordingly, private financial transactions by access persons of PAS must be conducted consistent with this Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an access person’s position of trust and responsibility.

Without limiting in any manner the provisions of this Code of Ethics, it should be noted that PAS considers it proper that purchases and sales be made by its access persons in the marketplace of securities owned or to be acquired by the Trust; provided, however, that such securities transactions comply with the spirit of, and the specific restrictions and limitations set forth in, this Code of Ethics. In making personal investment decisions with respect to any security, extreme care must be exercised by access persons to insure that the prohibitions of this Code of Ethics are not violated.

It bears emphasis that technical compliance with the procedures, prohibitions and limitations of this Code of Ethics will not automatically insulate from scrutiny personal securities transactions which show a pattern of abuse by an access person.

B.	Legal Requirements

Section 17(j) the 1940 Act provides, among other things, that it is unlawful for any affiliated person of PAS to engage in any act, practice or course of business in connection with the purchase or sale, directly or indirectly, by such affiliated person of any security held or to be acquired by the Trust in contravention of such rules and regulations as the Securities and Exchange Commission (the “Commission”) may adopt to define and prescribe means reasonably necessary to prevent such acts, practices or courses of business as are fraudulent, deceptive or manipulative. Pursuant to Section 17(j), the Commission has adopted Rule 17j-1, which states that it is unlawful for any affiliated person of PAS in connection with the purchase or sale of a security held or to be acquired (as defined in the Rule) by the Trust:

1.	To employ any device, scheme or artifice to defraud the Trust;

2.	To make to the Trust any untrue statement of a material fact or omit to state to the Trust a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;

3.	To engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon the Trust; or

4.	To engage in any manipulative practice with respect to the Trust.

C.	For purposes of this Code of Ethics, the following definitions shall apply:

1.	The term “access person” shall mean any director or officer of PAS who, in the ordinary course of business makes, participates in or obtains information regarding the purchase or sale of covered securities by the Trust, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Trust regarding the purchase or sale of covered securities.

2.	The term “the Trust” shall mean Guardian Variable Products Trust, the Delaware statutory trust, and any series of the Trust. The term “PAS” shall mean Park Avenue Securities LLC, the principal underwriter of the Trust’s shares.

3.	The term “material non-public information” with respect to an issuer shall mean information, not yet released to the public, which would have a substantial likelihood of affecting a reasonable investor’s decision to buy or sell any securities of such issuer.

4.	The term “purchase” shall include the writing of an option to purchase.

5.	The term “sale” shall include the writing of an option to sell.

6.	The term “security” shall have the meaning set forth in Section 2 (a) (36) of the 1940 Act, except that it shall not include shares of registered open-end investment companies other than shares of the Trust, securities issued by the United States government, short-term securities which are “government securities” within the meaning of Section 2 (a) (16) of the 1940 Act, bankers’ acceptances, bank certificates of deposit, commercial paper and such other money market instruments as may be designated from time to time by the Board of Trustees of the Trust.

II.	Rules Applicable to Access Persons of PAS

A.	Incorporation of Code of Ethics of the Trust and PAIA

1.	The provisions of the Code of Ethics of the Trust and PAIA, which is attached as Appendix A hereto, are incorporated herein by reference as PAS’ Code of Ethics applicable to access persons of PAS.

2.	A violation of the Code of Ethics of the Trust and PAIA by an access person of PAS shall constitute a violation of this Code of Ethics.

III.	Miscellaneous

A.	Recordkeeping Requirements

PAS shall maintain and preserve in an easily accessible place:

1.	A copy of this Code of Ethics (and any prior code of ethics that was in effect at any time during the past five years) for a period of five years;

2.	A record of any violation of this Code of Ethics and of any action taken as a result of such violation for a period of five years following the end of the fiscal year in which the violation occurs;

3.	A copy of each report (or computer printout) submitted under this Code of Ethics for a period of five years, only those reports submitted during the previous two years must be maintained and preserved in an easily accessible place;

4.	A list of all persons who are, or within the past five years were, required to make reports pursuant to this Code of Ethics; and

5.	The names of each person who is serving or who has served as Review Officer within the past five years.

B.	Confidentiality

All information obtained from any access person hereunder shall be kept in strict confidence by PAS, except that reports of securities transactions hereunder will be made available to the Commission or any other regulatory or self-regulatory organization to the extent required by law or regulation

C.	Annual Review by the Board of Trustees

The Chief Compliance Officer of PAS must prepare an annual report to the Trust’s Board of Trustees setting forth the following information relating to compliance with this Code of Ethics during the previous year:

1.	A summary of existing procedures concerning personal investing and, for the Board’s approval, any changes in the procedures made during the past year, provided however, that any material change to this Code of Ethics must be presented to the Board for approval within six months of such change;

2.	A report of any violations requiring significant remedial action during the past year;

3.	A report of any waiver(s) granted during the past year from any provision of the Code of Ethics of the Trust and PAIA, as it applies to an access person of PAS (which shall not include pre-clearance or other approvals provided for in the codes, such as for managed accounts, as they are not considered waivers);

4.	A summary of any recommended changes, for the Board’s approval, in existing restrictions or procedures; and

5.	A certification that PAS has each adopted procedures which are reasonably necessary to prevent access persons from violating this Code of Ethics.

D.	Amendment to the Code of Ethics

Any material amendment to this Code of Ethics or to the Code of Ethics of the Trust and PAIA must be approved by the Board of Trustees within six months of such amendment. Any amendment to the Code of Ethics of the Trust and PAIA shall be deemed an amendment to this Code of Ethics effective thirty (30) days after written notice of each amendment shall have been received by PAS, unless the Trust’s Board of Trustees expressly determines that such amendment shall become effective at an earlier date or shall not be adopted.

E.	Interpretation and Waiver

The Trust’s Board of Trustees may from time to time adopt such interpretations of this Code of Ethics as it deems appropriate.

The Chief Compliance Officer may, after consultation with the Chairman of the Board of Trustees, waive compliance by any person with respect to any provision of this Code of Ethics if he or she finds that such a waiver: (i) is necessary to alleviate hardship or in view of unforeseen circumstances and is otherwise appropriate under all the relevant facts and circumstances; (ii) will not be inconsistent with the purposes and objectives of this Code of Ethics; (iii) will not adversely affect the interests of the shareholders of the Trust; (iv) does not contravene applicable law; and (v) is not likely to permit a securities transaction or conduct that would violate provisions of applicable laws or regulations. However, waivers will be granted only in rare instances and some provisions of this Code of Ethics that are mandated by law or regulation cannot be waived. The Chairman, and not the Chief Compliance Officer, has authority to waive compliance by the Chief Compliance Officer with respect to any provision of this Code of Ethics in the circumstances discussed above. Any waiver shall be in writing, shall contain a statement of the basis for it, and a copy shall be retained for a period of five years.

Effective: [            ], 2016

Appendix A

Code of Ethics of the Trust and PAIA